CONTACTS:                            Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS 2010 FIRST QUARTER FINANCIAL RESULTS

-- Monster Energy® Brand Continues to Gain Strength at Retail --

 Corona, CA – May 6, 2010 – Hansen Natural Corporation (NASDAQ:HANS) today reported financial results for the first quarter ended March 31, 2010.
 Gross sales for the 2010 first quarter decreased 3.0 percent to $270.6 million from $278.9 million in the same period last year.  Net sales for the first three months of 2010 decreased 2.5 percent to $238.1 million from $244.2 million in the same period last year.  Both gross and net sales for the 2010 first quarter were impacted by advance purchases made by customers in the fiscal 2009 fourth quarter due to the Company’s announcement of a new per case marketing contribution program for Monster Energy® distributors commencing January 1, 2010, as well as to avoid potential interruptions in product supply due to the announcement of our transition to the SAP enterprise resource planning system commencing January 1, 2010.  The Company previously estimated that approximately 4 percent to 6 percent of our fiscal 2009 fourth quarter gross sales were attributable to such advance purchases.  In addition, sales of Monster Hitman™ energy shooters were significantly down from the same quarter in the prior year.
 Gross profit as a percentage of net sales was 52.3 percent for the three months ended March 31, 2010, compared with 53.3 percent for the comparable 2009 first quarter, which decrease was largely as a result of product and geographic mix.
 Operating expenses for the 2010 first quarter increased to $73.8 million from $64.4 million in the same quarter last year, partially attributable to increased payroll expenses and increased expenditures for sponsorships and endorsements.
                Distribution costs as a percentage of net sales were 4.9 percent for the 2010 first quarter, compared with 4.5 percent in the same quarter last year.
                Selling expenses as a percentage of net sales for the 2010 first quarter were 13.0 percent, compared with 12.5 percent in the same quarter a year ago.
                General and administrative expenses for the 2010 first quarter were $31.2 million, compared with $23.0 million for the corresponding quarter last year.  Stock based compensation (a non-cash item) was $5.0 million in the first quarter of 2010, compared with $2.7 million in the corresponding prior year period.   Increased payroll, legal fees and SAP costs also contributed to the higher expenses versus the 2009 first quarter.
                Operating income for the 2010 first quarter was $50.8 million, compared with $65.8 million in the 2009 comparable quarter.
The effective tax rate for the 2010 first quarter was 37.1% compared with 34.3% in the same quarter last year, largely as a result of a reduction in our uncertain tax positions in the 2009 first quarter.
Net income for the 2010 first quarter was $32.6 million, or $0.35 per diluted share, compared with $41.6 million, or $0.44 per diluted share in the same quarter last year.
Net sales for the Company’s DSD segment were $217.2 million for the 2010 first quarter, compared with $220.9 million in the same quarter last year.
Gross sales to customers outside the United States rose to $37.8 million in the 2010 first quarter, from $35.3 million in the corresponding quarter in 2009.
Rodney C. Sacks, chairman and chief executive officer, noted that the core Monster Energy® brand continues to gain strength both in the United States and internationally.  “Nielsen continues to report ongoing improved results for the Monster Energy® brand, ahead of category growth,” said Sacks.
“We are planning to introduce new products in 2010, both domestically and internationally and we are continuing with our international expansion plans in Western, Central and Eastern Europe, the Middle East and South America, as well as evaluating additional geographies and opportunities for the Monster Energy® brand,” Sacks added.

Auction Rate Securities
In March 2010, the Company entered into an agreement relating to $54.2 million in par value auction rate securities, which enables the Company to sell such securities (the “Put Option”) in semi-annual or annual installments beginning March 22, 2011 with full sale rights available on or after March 22, 2013.  Such auction rate securities, which have been reclassified from available for sale to trading securities, will continue to accrue interest until redeemed through the Put Option, or as determined by the auction process or by the terms outlined in their respective prospectuses in the event of auction failure.   The fair market value of the Put Option of $5.1 million, offset by a $4.9 million loss on trading securities, has been recognized in the income statement for the first quarter of 2010.  The Company also recognized a gain of $0.4 million, resulting from the redemption at par of a separate security, which previously had been other-than-temporary impaired.
At March 31, 2010 the Company held auction rate securities with a face value of $92.7 million ($96.4 million at December 31, 2009).  The Company determined that an impairment of $7.0 million existed at March 31, 2010, of which $3.0 million was deemed temporary and $4.0 million was deemed other-than- temporary.  As a result, included as a component of accumulated other comprehensive loss is $1.8 million, net of taxes as of March 31, 2010.  The auction rate securities will continue to accrue interest at their contractual rates until their respective auctions succeed or they are redeemed.

Investor Conference Call
 The Company will host an investor conference call today, May 6, 2010, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.opencompany.info.  For those who are unable to listen to the live broadcast, the call will be archived for approximately one year on both websites.

Hansen Natural Corporation
                 Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, sparkling beverages, apple juice and juice blends, fruit juice smoothies, multi-vitamin juice drinks in aseptic packaging, iced teas, energy drinks, Junior Juice® juices and water beverages, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Nitrous™ Monster Energy® brand energy drinks, Monster Hitman™ energy shooters, Java Monster™ brand non-carbonated coffee + energy drinks, X-Presso Monster™ brand non-carbonated espresso energy drinks, Lost® Energy™ brand energy drinks, Rumba®, Samba and Tango brand energy juices, Vidration™ brand vitamin enhanced waters and Peace Tea™ iced teas.  For more information visit www.hansens.com and www.monsterenergy.com

Note Regarding Use of Non-GAAP Measures
      Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements.  However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance.  Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Caution Concerning Forward-Looking Statements
Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; political, legislative or other governmental actions or events in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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(tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE-MONTHS ENDED MARCH 31, 2010 AND 2009
(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2010	2009
Gross sales, net of discounts and returns*	$ 270,566	$ 278,854

Less: Promotional and other allowances**	32,456	34,648

Net sales	238,110	244,206

Cost of sales	113,556	114,027

Gross profit	124,554	130,179
Gross profit margin as a percentage of net sales	52.3%	53.3%

Operating expenses	73,769	64,402
Operating expenses as a percentage of net sales	31.0%	26.4%

Operating income	50,785	65,777
Operating income as a percentage of net sales	21.3%	26.9%

Other income (expense): Interest and other income, net	410	1,016
Gain (loss) on investments and put right, net	576	(3,539)
Total other income (expense)	986	(2,523)

Income before provision for income taxes	51,771	63,254

Provision for income taxes	19,208	21,689

Net income	$ 32,563	$ 41,565
Net income as a percentage of net sales	13.7%	17.0%

Net income per common share:
Basic	$ 0.37	$ 0.46
Diluted	$ 0.35	$ 0.44

Weighted average number of shares of common stock and common stock equivalents:
Basic	88,347	90,433
Diluted	93,031	95,316

Case sales (in thousands) (in 192-ounce case equivalents)	24,205	23,468
Average net sales price per case	$ 9.84	$ 10.41

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND DECEMBER 31, 2009
(In Thousands, Except Par Value) (Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 375,908	$ 328,349
Short-term investments	61,316	18,487
Trade accounts receivable, net	113,878	104,206
Distributor receivables	3,827	4,699
Inventories	119,145	108,143
Prepaid expenses and other current assets	14,612	11,270
Deferred income taxes	10,350	10,350
Total current assets	699,036	585,504

INVESTMENTS	64,442	80,836
PROPERTY AND EQUIPMENT, net	32,267	33,314
DEFERRED INCOME TAXES	63,866	65,678
INTANGIBLES, net	36,930	33,512
OTHER ASSETS	4,395	1,226
Total Assets	$ 900,936	$ 800,070

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 83,445	$ 48,863
Accrued liabilities	29,322	14,174
Deferred revenue	9,229	9,125
Accrued distributor terminations	2,553	2,977
Accrued compensation	3,887	7,623
Current portion of debt	174	206
Income taxes payable	7,032	761
Total current liabilities	135,642	83,729

DEFERRED REVENUE	129,324	131,388

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000 shares authorized; 97,892 shares issued and 88,766 outstanding as of March 31, 2010; 97,285 shares issued and 88,159 outstanding as of December 31, 2009	489	486
Additional paid-in capital	152,988	137,040
Retained earnings	702,959	670,396
Accumulated other comprehensive loss	(2,164)	(4,667)
Common stock in treasury, at cost; 9,126 shares as of March 31, 2010 and December 31, 2009, respectively	(218,302)	(218,302)
Total stockholders' equity	635,970	584,953
Total Liabilities and Stockholders’ Equity	$ 900,936	$ 800,070